UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                         13d-1(b), (c) AND (d) 13d-2(b)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 7)(1)


                             VINA CONCHA Y TORO S.A.
                             -----------------------
                                (Name of Issuer)

                          Ordinary Shares, no par value
                         ------------------------------
                         (Title of Class of Securities)

                                   927191 10 6
                                 --------------
                                 (CUSIP Number)


                                   -----------




         Check the appropriate box to designate the rule pursuant to which the
Schedule is filed.

                                Rule 13d-1(b) [ ]

                                Rule 13d-1(c) [ ]

                                Rule 13d-1(d) [X]





--------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

--------------------------                                ----------------------
CUSIP NO. 927191 10 6                  13G                     Page 2 of 5 Pages
--------------------------                                ----------------------

================================================================================
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         FRANCISCO MARIN ESTEVEZ
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Republic of Chile
--------------------------------------------------------------------------------
       NUMBER OF         5.       SOLE VOTING POWER
        SHARES                           63,967,356
     BENEFICIALLY        -------------------------------------------------------
       OWNED BY          6.       SHARED VOTING POWER
         EACH                            0
       REPORTING         -------------------------------------------------------
        PERSON           7.       SOLE DISPOSITIVE POWER
         WITH                            1,013,000
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER
                                         62,954,356
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  63,967,356
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  8.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                  IN
================================================================================

ITEM 1.

         (a)      NAME OF ISSUER:

                  VINA CONCHA Y TORO S.A.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Casilla 213, Av. Nueva Tajamar 481,
                  Torre Norte, Piso 15,
                  Santiago, Chile

ITEM 2.

         (a)      NAME OF PERSON FILING:

                  This statement is filed pursuant to Rule 13d-2(b) by Mr. Francisco Marin Estevez, a Chilean citizen, in connection with his beneficial ownership of the common stock (the "Shares") of Vina Concha y Toro S.A. (the "Issuer").

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o VINA CONCHA Y TORO S.A.
                  Casilla 213, Av. Nueva Tajamar 481,
                  Torre Norte, Piso 15,
                  Santiago, Chile

         (c)      CITIZENSHIP:

                  Republic of Chile

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock

         (e)      CUSIP NUMBER:

                  927191 10 6

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  N/A

                                Page 3 of 5 Pages

ITEM 4.           OWNERSHIP:

         (a)      Amount Beneficially Owned:

                  Pursuant to the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), as of January 15, 2004, Mr. Marin may be considered a "beneficial owner" of 63,967,356 Shares, including Shares owned by members of his family and affiliated entities. Mr. Marin is a Director of the Issuer.

         (b)      Percent of Class: 8.9%.

         (c)      Number of Shares as to Which Such Person Has:

                  (i)      Sole power to vote or to direct the vote: 63,967,356
                  (ii)     Shared power to vote or to direct the vote: 0
                  (iii) Sole power to dispose or to direct the disposition of: 1,013,000
                  (iv) Shared power to dispose or to direct the disposition of: 62,954,356

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                  [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  N/A

                                Page 4 of 5 Pages

ITEM 10.          CERTIFICATION:

                  N/A

                                Page 5 of 5 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       January 28, 2004


                                       /s/ FRANCISCO MARIN ESTEVEZ
                                       -----------------------------------------
                                       FRANCISCO MARIN ESTEVEZ


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